Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Cameco Corporation

We consent to the use of our audit report dated February 8, 2012, on the consolidated financial statements of Cameco Corporation, which comprise the consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010, the consolidated statements of earnings, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated February 8, 2012 on the effectiveness of internal control over financial reporting as of December 31, 2011, which are incorporated by reference, and to the reference to our firm under the heading “Auditors” in the short form base shelf prospectus.

/s/ KPMG LLP

Chartered Accountants

May 22, 2012

Saskatoon, Canada